SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 1, 2012

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

35 East 62nd Street New York, New York (Address of principal executive offices)	10065 (Zip code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 1, 2012, SIGA Technologies, Inc., a Delaware corporation (“SIGA”), issued a press release announcing that the Delaware Court of Chancery (the “Court”) has entered its final judgment in the litigation that PharmAthene, Inc. (“PharmAthene”) commenced in December 2006.  This action brings to a close the initial trial-level proceedings in the litigation.

As previously disclosed, the Court issued its post-trial opinion in September 2011 granting judgment to PharmAthene on two of its eight claims and denying SIGA’s counterclaim against PharmAthene.  It further indicated that the remedy would be in the form of an “equitable payment stream,” pursuant to which SIGA would pay to PharmAthene, for ten years, 50% of its net profits from sales or other dispositions of its smallpox drug, ST-246®, after SIGA retained the first $40 million of net profits.  The Court also granted in part PharmAthene’s request for attorneys’ fees and expenses. The Court asked the parties to agree if possible on a form of final judgment embodying these rulings and filling in the details, including the definition of “net profits.”  The parties were unable to agree and instead submitted competing forms of judgment and related briefings.  The Court has now set the form of its final judgment, including a definition of “net profits” that largely relies on U.S. generally accepted accounting principles.

Either party may appeal the portions of the Court’s rulings that were unfavorable to that party within 30 days of entry of judgment by the Court.  SIGA currently intends to appeal the judgment, but no assurance can be given that any such appeal will be successful.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 1, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

By:	/s/ Daniel J. Luckshire
Name:	Daniel J. Luckshire
Title:	Chief Financial Officer

Date:  June 1, 2012